For Immediate Release
Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports Second Quarter Revenue Increase of 40% to $7.4 million

Quarterly Revenue Increases 8% from Prior Quarter; Company Begins
Integration of Proficient Systems Acquisition

NEW YORK, NY - August 3, 2006 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced financial results for the second quarter ended June 30, 2006.

Revenue for the second quarter was $7.4 million, a 40% increase from the second quarter of 2005, and an 8% sequential increase as compared to the first quarter of 2006. Revenue growth was due primarily to continuing strong sales of TimpaniTM Sales & Marketing to new and existing customers, as well as solid growth in sales of LivePerson Pro and Contact Center to small and mid-size businesses. Timpani Sales & Marketing analyzes website traffic in real time, enabling LivePerson clients to proactively engage high-value buyers based on their shopping behavior, thereby increasing online customer conversion rates.

“We are very pleased with the results for the quarter,” CEO Robert LoCascio said. “We are continuing to see positive results from our increase in sales and marketing investment over the past nine months, especially in signed enterprise contracts that will impact future quarters. As a result, we expect 10-11% sequential organic revenue growth in the third quarter. We also recently announced the closing of the acquisition of Proficient Systems. We have begun to integrate our two companies and are very optimistic about our ability to deliver solutions to new and existing customers.”

The company’s updated full year revenue guidance represents 45% annual revenue growth; of which 40% is organic growth. The company’s prior revenue guidance indicated an expected annual revenue growth rate of approximately 35%.

LivePerson signed several new blue-chip clients during the quarter, including Netquote, IDT, and New Line Cinema, and expanded business with several existing customers, including Charles Schwab and Qwest.

Net income for the second quarter of 2006 was $0.4 million or $0.01 per share, unchanged as compared to the second quarter of 2005. Included in these figures for the three months ended June 30, 2006 is the impact of amortization of stock-based compensation expense of $0.4 million related to the adoption of SFAS No. 123(R). There was no stock-based compensation expense in the three months ended June 30, 2005 as the company was not required to adopt SFAS No. 123(R) until January 1, 2006.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) for the second quarter of 2006 was $1.0 million as compared to $0.8 million in the second quarter of 2005 and $1.0 million in the first quarter of 2006.

The company’s cash balance was unchanged at $19.1 million at June 30, 2006 as compared to the prior quarter. An increase in cash from operations of $0.4 million in the quarter was offset by the cash impact of capital expenditures and one-time capital costs related to expansion within the UK.

The company reduced its valuation allowance against deferred tax assets resulting in an effective tax rate of zero for the six months ended June 30, 2006.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and stock-based compensation.

A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

Financial Expectations
The company currently expects the following financial results:

•	Revenue of $8.15-$8.25 million for the third quarter of 2006 (10-11% sequential quarterly revenue growth), excluding the revenue impact of the Proficient acquisition
•	Revenue from the Proficient acquisition of $0.5 million for the third quarter of 2006, effective as of the transaction closing date of July 18, 2006
•	Total revenue of $8.6-$8.7 million for the third quarter of 2006
•	EBITDA of $0.03 per share and GAAP EPS of $0.01 for the third quarter of 2006
•	Revenue of $32.2-$32.8 million for the full year 2006
•	EBITDA of $0.13 per share and GAAP EPS of $0.04 for the full year 2006
•	GAAP EPS expectations include additional expense of $0.01 per share per quarter for amortization of intangible assets related to the Proficient acquisition
•
Share count will increase by approximately 2 million shares due to the Proficient acquisition during the third quarter, and may increase by up to 2.05 million additional shares during the second quarter of 2007 based upon the revenue earn out provisions related to the acquisition of Proficient Systems

GAAP EPS expectations include the estimated impact of a change in accounting policy related to adopting SFAS No. 123(R) as of January 1, 2006. The additional expense related to this change is expected to be $0.05 per share and $0.01 per share, for the full year 2006 and the third quarter of 2006, respectively, based upon the unamortized balance of stock-based compensation expense as of June 30, 2006 and the expected impact on stock-based compensation of the Proficient acquisition. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Total revenue	$7,416	$5,283	$14,293	$10,237

Operating expenses:
Cost of revenue	1,642	1,019	3,103	1,882
Product development	1,018	688	1,898	1,363
Sales and marketing	2,856	1,690	5,502	3,175
General and administrative	1,437	1,096	2,939	2,367
Amortization of other intangibles	232	232	464	467
Total operating expenses	7,185	4,725	13,906	9,254

Income from operations	231	558	387	983

Other income, net	170	59	313	102

Income before provision for income taxes	401	617	700	1,085

Provision for income taxes	-	216	-	380

Net income	$401	$401	$700	$705

Basic net income per common share	$0.01	$0.01	$0.02	$0.02

Diluted net income per common share	$0.01	$0.01	$0.02	$0.02

Weighted average shares outstanding used in basic net
income per common share calculation	38,900,328	37,487,015	38,578,791	37,460,574

Weighted average shares outstanding used in diluted net
income per common share calculation	42,818,687	39,400,983	42,471,432	39,408,879

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended		Six Months Ended
	June 30, 2006		June 30, 2006
	2006	2005	2006	2005
Net income in accordance with generally
accepted accounting principles	$401	$401	$700	$705
Add/(less):
(a) Amortization of intangibles	232	232	464	467
(b) Stock-based compensation	439	-	1,022	-
(c) Depreciation/Loss on disposal of fixed assets	130	44	192	92
(d) Provision for income taxes	-	216	-	380
(e) Interest income, net	(170)	(59)	(313)	(102)
EBITDA (1)	$1,032	$834	$2,065	$1,542
Diluted EBITDA per common share	$0.02	$0.02	$0.05	$0.04

Weighted average shares used in diluted EBITDA
per common share	42,818,687	39,400,983	42,471,432	39,408,879

EBITDA	$1,032	$834	$2,065	$1,542
Add/(less):
Changes in operating assets and liabilities	(766)	(223)	(559)	(728)
Provision for doubtful accounts	-	-	-	30
Provision for income taxes	-	(216)	-	(380)
Tax benefit from employee stock option exercises	-	201	-	353
Interest income, net	170	59	313	102
Net cash provided by operating activities	$436	$655	$1,819	$919

(1) Earnings before interest, taxes, depreciation, amortization and stock-based compensation.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	June 30, 2006	December 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$19,104	$17,117
Accounts receivable, net	2,424	1,727
Prepaid expenses and other current assets	939	591
Deferred tax assets	518	-
Total current assets	22,985	19,435

Property and equipment, net	689	575
Intangibles, net	559	790
Security deposits	204	180
Other assets	534	446
Total assets	$24,971	$21,426

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$389	$346
Accrued expenses	2,072	1,803
Deferred revenue	1,831	1,618
Total current liabilities	4,292	3,767

Other liabilities	534	446

Commitments and contingencies

Total stockholders' equity	20,145	17,213
Total liabilities and stockholders' equity	$24,971	$21,426

About LivePerson

LivePerson is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s TimpaniTM platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 4,000 companies including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon, rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure

Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and non-cash compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Provision

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the current civil and political unrest in that region; our history of losses; potential fluctuations in our quarterly and annual results; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.